Exhibit 10.1

October 11, 2007

Ms. Joanne Rohde

317 Cambridge Woods Way

Raleigh, NC 27608

Dear Joanne:

This letter, when signed by both parties, constitutes an Agreement between Red Hat, Inc. and its successor (“Red Hat” or the “Company”) and you under which you, as an independent contractor, will furnish certain consulting services to Red Hat (the “Consulting Agreement”).

In your prior position as Executive Vice President of Worldwide Operations for the Company, you provided Red Hat with business advice on a variety of matters. Red Hat wishes to retain your services as a consultant immediately following your retirement from the company, on the terms set forth in this letter.

RETIREMENT

You have submitted to Red Hat an irrevocable letter of retirement from employment at Red Hat and resigned as an officer of Red Hat, effective as of the date hereof (“Retirement Date”).

SCOPE OF CONSULTING SERVICES

Following your Retirement Date and during the term of this Agreement, you will make yourself available at reasonable times to provide business consulting services to the Company and its directors, officers and employees, as reasonably requested by either the Chief Executive Officer or General Counsel of the Company. Included among the matters to which the Company presently expects to call upon you to devote attention during the term of this relationship is the provision of assistance with Red Hat’s focus on the telecommunications, financial services and healthcare industry verticals. Services will be scheduled with reasonable notice, and we will work cooperatively to plan your activities. Additionally, you may perform the requested work from home or other locations, except to the extent the work requires you to be present at Red Hat. You agree that you will provide your own equipment and materials necessary for performing the requested work.

TERM OF SERVICE

The term of this Agreement will commence on the Retirement Date, and will expire on the earlier of April 15, 2007 and a date six (6) months following the Retirement Date, unless this Agreement is otherwise terminated as provided for herein.

NON-COMPETITION

You may perform services for other entities during the term of this Agreement, provided that you remain in compliance with the duties, terms and obligations of (i) the Noncompetition, Confidentiality, and Assignment of Inventions Agreement dated March 3, 2004 between you and Red Hat and (ii) the following paragraph.

You agree that, for the term of this Agreement and for six (6) months thereafter, you will not compete with the Company by providing services whether through employment, consultancy or in an any other capacity to any of the following entities or to any of their respective subsidiaries or affiliates: Microsoft Corporation, Novell, Inc., Oracle Corporation and Sun Microsystems, Inc.

COMPENSATION AND EXPENSES

In full and complete payment for all Services you provide in accordance with the provisions of this Agreement and for all obligations you assume hereunder, Red Hat will pay you Twenty-five Thousand Dollars ($25,000) per calendar month. Partial months will be paid on a pro-rata basis.

If Red Hat reasonably requests that you travel in connection with the services hereunder, travel expense reimbursement will be in accordance with Red Hat’s travel expense guidelines. You agree that you will be responsible for all other business expenses you incur in providing the services to Red Hat described herein.

Payments otherwise due from Red Hat to you for your performance under this Agreement may be withheld by Red Hat if you fail to provide your services in accordance with this Agreement and do not promptly cure such failure following written notice thereof by Red Hat.

BENEFITS

As an independent contractor, you will not accrue further service or compensation credit or benefits for any purpose under any of the Company’s retirement, profit-sharing, disability, medical, dental or other benefit plans of the Company.

It is our mutual expectation that this consulting relationship will be considered to be a Business Relationship with Red Hat for purposes of your existing Red Hat stock option agreements.

INVOICES TO RED HAT

You must submit invoices to Red Hat for the services furnished on a monthly basis, for services rendered during that calendar month. You agree to submit an invoice for services rendered each month no later than the last day of the month in which services have been rendered. Red Hat will make payment to you within thirty (30) days after receipt of an invoice accompanied by supporting documentation, as required by Red Hat, except for the last payment which will be made no later than the 15th of May 2008.

All invoices shall be addressed to Red Hat Inc. and forwarded to:

Paul Argiry

Red Hat, Inc.

1801 Varsity Drive

Raleigh NC 27606

CONFIDENTIAL INFORMATION

You agree to maintain the confidentiality of all Red Hat trade secrets and confidential information disclosed to you in connection with the services hereunder. You also acknowledge that, during the course of your employment with the Company, you have been entrusted with certain personnel, business, financial, technical and other information and material which are the property of the Company and which involve “confidential information” of the Company and its employees. You agree that you will not communicate or disclose to any third party, without the written consent of Red Hat, any of such confidential information or material, except in response to a lawfully issued subpoena, court order or other lawful request by any regulatory agency or government authority having supervisory authority over the business of the Company, unless and until such information or material becomes generally available to the public through no fault by you. You agree that if any confidential information is requested by subpoena or court, governmental or regulatory order, you will notify the Company as soon as practicable and if requested by the Company, you will undertake your best efforts to assist the Company in obtaining a confidentiality or protective order from the court or governmental or regulatory agency requesting such information. You are not authorized to waive or release any protection of information, confidential, secret, or otherwise, obtained from or on behalf Red Hat.

You will also continue to be subject to and abide by Red Hat’s policies on insider trading and trading windows during the term of this Agreement.

TAXES

In rendering services as a consultant hereunder, you will be an independent contractor. As an independent contractor, Red Hat will issue an IRS Form 1099 for payments made pursuant to this Agreement, and you will be responsible for paying all federal, state and local income and social security taxes arising out of any such payments. You further acknowledge and agree that the Company made no representations as to the tax treatment of the compensation under this Agreement.

RIGHTS IN DATA

Any items you prepare for or submit to Red Hat under this Agreement (collectively referred to herein as “Deliverable Items”) shall belong exclusively to Red Hat and shall be deemed to be works made for hire. To the extent that any of the Deliverable Items may not, by operation of law, be works made for hire, you hereby assign to Red Hat ownership of copyright in such Deliverable Items. Red Hat shall have the right to obtain and hold in its own name copyrights, registrations and similar protection which may be available in such Deliverable Items. You agree to give Red Hat or its designees all assistance required to perfect such rights.

WARRANTIES

You represent and warrant that you are under no obligation or restriction, nor will you assume any such obligation or restriction, which would in any way interfere or be inconsistent with, or present a conflict of interest concerning, the services to be furnished by you under this Agreement.

You represent and warrant that any information you disclose to Red Hat is not confidential or proprietary to you or to any third party.

You shall apply reasonable best efforts in providing your services to Red Hat, using your own skills and talents. You shall provide your services in a professional and workmanlike manner.

COMPLIANCE WITH LAWS

You agree to comply, and do all the things necessary for Red Hat to comply, with all applicable foreign, international, federal, state and local laws, statutes, rules, administrative orders, regulations and ordinances, as they relate to your services provided to Red Hat under this Agreement.

TERMINATION OR EXPIRATION

Red Hat may terminate this Agreement with cause upon written notice to you if you breach a material provision of (i) this Agreement or (ii) the Noncompetition, Confidentiality, and Assignment of Inventions Agreement dated March 3, 2004 between you and Red Hat. For the avoidance of doubt, the provision of services pursuant to this Agreement shall not be considered a breach of the Noncompetition, Confidentiality, and Assignment of Inventions Agreement.

Any Red Hat property or Deliverables, including hardware or software, in your possession at the termination or expiration of this Agreement which you received from Red Hat, shall be returned to Red Hat immediately upon such termination or expiration.

LIMITATION OF LIABILITY

Red Hat’s entire liability and your exclusive remedy are set forth in this section.

Under no circumstances shall Red Hat be liable to you, your successors, heirs or assigns for any lost revenue, lost profits or other incidental or consequential damages, even if Red Hat has been advised of the possibility of such damages. In addition, in no event will Red Hat be liable for any damages claimed by you based on any third party claim or for damages caused by your failure to perform your responsibilities. In no event, except for claims by you for bodily injury or damage to real property or tangible personal property for which Red Hat is legally liable, will Red Hat be liable to you, your successors, heirs or assigns for actual damages in excess of the amount due you for complete performance pursuant to this Agreement, less any amounts already paid to you by Red Hat. These limitations will apply, regardless of the form of action, whether in contract or in tort, including negligence.

RELATIONSHIP TO OTHER AGREEMENTS

You will adhere to and honor all covenants and obligations to Red Hat as may be set forth in any agreement between you and the Company which survive the termination of your employment, including, but not limited to, those obligations described in the Noncompetition, Confidentiality, and Assignment of Inventions Agreement between you and Red Hat.

GOVERNING LAW

This Agreement has been entered into in North Carolina, and will be governed by and construed, interpreted and enforced in accordance with the laws of the State of North Carolina without giving effect to the principles thereof relating to the conflict of laws.

GENERAL PROVISIONS

Any terms of this Agreement, which by their nature extend beyond its expiration or termination will remain in effect until fulfilled and will apply to respective successors and assignees of the parties. You may not assign, delegate or subcontract this Agreement without the prior written approval of Red Hat. Any act in contravention of the foregoing shall be void. Failure by either party to enforce any provisions of this Agreement shall not be deemed a waiver of such provision, or any subsequent breach thereof. In the event that any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect.

ENTIRE AGREEMENT

Except for the Noncompetition, Confidentiality, and Assignment of Inventions Agreement dated March 3, 2004 between you and Red Hat, this Agreement shall supersede all prior communications, agreements and understandings, oral or written, between us regarding the subject matter hereof. Only a written agreement signed by authorized representatives of both parties can modify this Agreement. Any reproduction of this Agreement made by reliable means (for example, photocopy or facsimile) will be considered an original.

If you agree with the terms of this letter, please sign one copy in the space provided below and return it to me.

Sincerely,

/s/ Michael R. Cunningham
Michael R. Cunningham
General Counsel

AGREED TO AND ACCEPTED:

/s/ Joanne Rohde
Joanne Rohde